ARTICLES OF AMENDMENT
                                       OF
                                 EUROGAS, INC.


               Designation of Rights, Privileges and Preferences
                         of 1996 Series Preferred Stock



     Pursuant to the provisions of Section 16-10a-602 of the Utah Revised Business Corporation Act, the undersigned corporation hereby adopts the following Articles of Amendment for the purpose of designating a series of preferred stock and fixing and determining the relative rights and preferences thereof:

     FIRST: The name of the corporation is EuroGas, Inc. (the "Corporation").

     SECOND: The following resolution, designating a series of preferred stock of the Corporation and fixing and determining the relative rights and preferences thereof, was duly adopted by the Board of Directors of the Corporation in accordance with the Articles of Incorporation of the Corporation, as amended, and the Utah Revised Business Corporation Act:

     RESOLVED, that the Board of Directors of the Corporation, pursuant to the authority expressly vested in it by the Articles of Incorporation of the Corporation, as amended (the "Articles of Incorporation"), hereby provides for the issuance of up to 1,250,000 shares of a new series of the preferred stock, par value $.001 per share ("Preferred Stock"), of the Corporation and hereby establishes the designations, preferences, limitations and relative rights of such series:

     1. Designation of Series. There shall be a series of Preferred Stock designated as "1996 Series Preferred Stock" (the "1996 Preferred Stock"), and the number of shares constituting such series shall initially be 1,250,000.

     2. Dividends. The holders of the outstanding shares of 1996 Preferred Stock shall be entitled to receive cumulative cash dividends at the rate of $.05 per share per annum as and when declared by the Board of Directors of the Corporation out of assets of the Corporation which are by law available for the payment of dividends. Such dividends shall be payable 31 days after the end of each fiscal year, commencing on January 31, 1997, to the holders of record of shares of the 1996 Preferred Stock as they appear on the stock register of the Corporation on a record fixed by the Board of Directors of the Corporation date, which shall not be more than 60 days prior to the date of payment thereof.

     Dividends shall be cumulative and shall accrue on each share of 1996 Preferred Stock from the date of its original issuance, whether or not earned or declared. Any payment made by the Corporation in respect of unpaid cumulative dividends shall, if the amount of such payment is less than the total amount of the unpaid cumulative dividends, be applied first to those dividends which have been accrued for the longest time.

     So long as any shares of 1996 Preferred Stock are outstanding, if any cumulative dividends on the outstanding shares of 1996 Preferred Stock shall not have been paid, such unpaid dividends shall be paid in full before any dividend or other distribution shall be paid on or declared or set apart for payment on any shares of common stock, par value $.001 per share, of the Corporation or any shares of Preferred Stock or other capital stock of the Corporation of any other class or series which ranks junior to the 1996 Preferred Stock in respect of dividends or distributions of assets upon liquidation (all of which are hereinafter embraced in the term "Junior Stock"). In addition, so long as any shares of 1996 Preferred Stock are outstanding, no dividend or other distribution shall be paid on or declared or set apart for payment on any shares of the series of Preferred Stock designated as "1995 Series Preferred Stock" (the "1995 Preferred Stock") unless at the same time dividends or distributions in like proportion shall be paid on the outstanding shares of 1996 Preferred Stock. As used in this Section 2, (i) the term "distribution" shall mean any dividend, distribution or other transfer of cash or property, with or without consideration, and shall include the purchase or redemption of shares of the Corporation for cash or property either directly or by a subsidiary of the Corporation and (ii) the term "in like proportion" shall mean, when used with reference to dividends and distributions on the 1996 Preferred Stock, in the same proportion as the number of outstanding shares of such series bears to the total number of outstanding shares of 1996 Preferred Stock and 1995 Preferred Stock (collectively, "Senior Stock").

     3. Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or otherwise (all of which are hereinafter embraced in the term "liquidation"), after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the 1996 Preferred Stock shall be entitled to receive, out of the remaining net assets of the Corporation, the amount of $5.00 per share of 1996 Preferred Stock, together with all dividends unpaid and accumulated thereon to the date of such liquidation, whether earned or declared or not (the "1996 Preferred Stock Liquidation Amount"), prior to any distribution to the holders of any shares of Junior Stock. In the event of any liquidation, no distribution shall be made on any shares of 1995 Preferred Stock unless at the same time a distribution in like proportion shall be paid on the outstanding shares of 1996
Preferred Stock.   As used in this Section 3, (i) the term "distribution" shall mean any distribution or other transfer of cash or property, with or without consideration, and shall include the purchase or redemption of shares of the Corporation for cash or property either directly or by a subsidiary of the Corporation and (ii) the term "in like proportion" shall mean, when used with reference to distributions on the 1996 Preferred Stock, in the same proportion as the product of (x) the 1996 Preferred Stock Liquidation Amount and (y) the number of outstanding shares of 1996 Preferred Stock bears to the product of
(x) the amount of the per share liquidation preference to which the holders of 1995 Preferred Stock are entitled in accordance with Section 1.01 of the Designation of Rights, Privileges, and Preferences of 1995 Series Preferred Stock filed in the office of the Division of Corporations and Commercial Code of the State of Utah on May 18, 1995 as in effect on the date hereof and (y) the number of outstanding shares of 1995 Preferred Stock.

     If upon any liquidation the assets distributable among the holders of 1996 Preferred Stock shall be insufficient to permit the payment in full to such holders of the 1996 Preferred Stock Liquidation Amount, then the assets of the Corporation available for distribution to such holders shall be distributed ratably among the holders of 1996 Preferred Stock.

     Neither the merger nor consolidation of the Corporation into or with any other corporation, nor the merger or consolidation of any other corporation into or with the Corporation, nor a disposition of all or any part of the assets of the Corporation, shall be deemed to be a liquidation within the meaning of this
Section 3.

     4. Optional Redemption. The Corporation may at its option redeem all, but not less than all, of the outstanding shares of 1996 Preferred Stock on any date set by the Board of Directors (the "Redemption Date"). The per share cash redemption price for the 1996 Preferred Stock shall be an amount in cash equal to $36.84 per share, together with all dividends accrued and unpaid thereon, whether or not declared, to the date fixed for redemption (the "Redemption Price").

     Not more than 60 nor less than 20 days prior to the Redemption Date, the Corporation shall give notice by first class mail, postage prepaid, to the holders of record of the 1996 Preferred Stock, addressed to such stockholders at their last addresses as shown on the stock transfer books of the Corporation. Such notice of redemption shall identify the shares called for redemption and shall state the Redemption Date, the Redemption Price, the place or places of payment, that payment will be made upon presentation and surrender of the shares of 1996 Preferred Stock and that, on and after the Redemption Date, dividends will cease to accumulate on such shares in accordance with this Section 4.

     On or after the Redemption Date, each holder of shares of 1996 Preferred Stock shall surrender the certificate evidencing such shares to the Corporation at the place designated in such notice and shall thereupon be entitled to receive payment of the Redemption Price. If, on the Redemption Date, funds necessary for redemption shall be available therefor and shall have been irrevocably deposited or set aside for the benefit of the holders of 1996 Preferred Stock, then, notwithstanding the fact that any certificates evidencing shares of 1996 Preferred Stock shall not have been surrendered, dividends with respect to such shares shall cease to accrue after the Redemption Date, such shares shall no longer be deemed outstanding and the holders thereof shall cease to have any rights with respect to such shares (except the right of the holders to receive the Redemption Price upon surrender of the certificates evidencing their shares).

     5.   Conversion.

     (a) Mandatory Conversion. On July 3, 1997 (the "Conversion Date"), each share of 1996 Preferred Stock then outstanding shall automatically be converted into fully paid and nonassessable shares of Common Stock initially at the rate of two shares of Common Stock for each share of 1996 Preferred Stock.

     (b) Conversion Procedures. Immediately following the Conversion Date, each holder of shares of 1996 Preferred Stock shall surrender the certificate or certificates evidencing such shares of 1996 Preferred Stock at the office of the transfer agent for the 1996 Preferred Stock, which certificate or certificates, if the Corporation shall so require, shall be accompanied by written notice to the Corporation specifying the name and address in which a certificate or certificates evidencing shares of Common Stock are to be issued.

     No payment or adjustment in respect of dividends on shares surrendered for conversion or any dividend on the Common Stock issued upon conversion shall be made upon the conversion of shares of 1996 Preferred Stock.

     The Corporation shall, as soon as practicable after each such surrender of certificates evidencing shares of 1996 Preferred Stock accompanied by the written notice referred to above, deliver at such office of such transfer agent to the person for whose account such shares of 1996 Preferred Stock were so surrendered, or to the nominee or nominees of such person, certificates evidencing the number of shares of Common Stock to which such person shall be entitled as aforesaid. Such conversion shall be deemed to have been made as of the Conversion Date, notwithstanding the fact that the shares of 1996 Preferred Stock shall be surrendered as of a later date, and the person or persons entitled to receive the Common Stock deliverable upon conversion of such 1996 Preferred Stock shall be treated for all purposes as the record holder or holders of such Common Stock as of the Conversion Date.

     (c) Adjustment of Conversion Rate. The number of shares of Common Stock (and number or amount of any other securities and property as hereinafter provided) into which a share of 1996 Preferred Stock is convertible (the "Conversion Rate") shall be subject to adjustment from time to time as follows:

          (i) In case the Corporation, at any time after the date hereof and prior to the Conversion Date, shall (1) pay a dividend or make a distribution on its Common Stock that is paid or made in other shares of stock of the Corporation or in rights to purchase stock or other securities if such rights are not separable from the Common Stock except upon the occurrence of a contingency, (2) subdivide its outstanding shares of Common Stock into a greater number of shares, (3) combine its outstanding shares of Common Stock into a smaller number of shares or (4) issue any shares of its capital stock in a reclassification of the Common Stock, then in each such case the Conversion Rate in effect immediately prior thereto shall be adjusted so that each holder of shares of 1996 Preferred Stock shall be entitled to receive upon conversion thereof the number of shares of Common Stock and other shares and rights to purchase stock or other securities (or, in the event of the redemption of any such shares or rights, any cash, property or securities paid in respect of such redemption) which such holder would have owned or have been entitled to receive after the occurrence of any event described above had such shares of 1996 Preferred Stock been converted immediately prior to the occurrence of such event. An adjustment made pursuant to this subparagraph (i) shall become effective immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

          (ii) In case the Corporation, at any time after the date hereof and prior to the Conversion Date, shall issue rights or warrants to all or substantially all holders of its Common Stock entitling them (for a period expiring within 45 days after the date fixed for determination mentioned below) to subscribe for or purchase shares of Common Stock at a price per share less than the then current market price per share (determined as provided below) of the Common Stock on the date fixed for the determination of stockholders entitled to receive such rights or warrants, then the Conversion Rate in effect at the opening of business on the day following the date fixed for such determination shall be increased by multiplying such Conversion Rate by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock so offered for subscription or purchase and the denominator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock which the aggregate of the offering price of the total number of shares of Common Stock so offered for subscription or purchase would purchase at such current market price, such increase to become effective immediately after the opening of business on the day following the date fixed for such determination. For the purposes of this subparagraph (ii), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation.

          (iii) In case the Corporation shall, at any time after the date hereof and prior to the Conversion Date, by dividend or otherwise, distribute to all or substantially all holders of its Common Stock evidences of its indebtedness, cash (excluding ordinary cash dividends paid out of retained earnings of the Corporation), other assets or rights or warrants to subscribe for or purchase any security (excluding those referred to in subparagraphs (i) and (ii) above), then in each such case the Conversion Rate shall be adjusted so that the same shall equal the rate determined by multiplying the Conversion Rate in effect immediately prior to the close of business on the date fixed for the determination of stockholders entitled to receive such distribution by a fraction of which the numerator shall be the current market price per share (determined as provided below) of the Common Stock on the date fixed for such determination and the denominator shall be such current market price per share of the Common Stock less the amount of cash and the then fair market value (as determined by the Board of Directors, whose determination shall be set forth in a resolution of the Board of Directors) of the portion of the assets, rights or evidences of indebtedness so distributed applicable to one share of Common Stock, such adjustment to become effective immediately prior to the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such distribution.

          (iv) In case the Corporation shall, at any time after the date hereof and prior to the Conversion Date, sell or issue shares of Common Stock, or rights, options, warrants or convertible or exchangeable securities containing the right to subscribe for or purchase shares of Common Stock (excluding (A) shares, rights, options, warrants or convertible or exchangeable securities issued in any of the transactions described in subparagraphs (i), (ii) or (iii) above, (B) shares issued upon conversion, exercise or exchange of rights, options, warrants or convertible or exchangeable securities described in this subparagraph (iv), (C) the warrants issued pursuant to the Warrant Agreement, dated July 12, 1996, among the Corporation and the other parties named therein, and any shares issued on exercise thereof, (D) up to 21,000,000 shares of Common Stock issued to Chemilabco B.V. pursuant to agreements entered into between the Corporation and Chemilabco B.V. prior to the date hereof, (E) shares issued for compensatory purposes pursuant to an employee stock option or similar plan providing for options or other similar rights to purchase (or issuances pursuant to incentive bonus plans) and (F) shares to be issued on any debentures of EuroGas outstanding as of July 10, 1996) at a price per share of Common Stock (determined in the case of such rights, options, warrants or convertible or exchangeable securities, by dividing (x) the total amount receivable by the Corporation in consideration of the sale and issuance of such rights, options, warrants or convertible or exchangeable securities, plus the total consideration payable to the Corporation upon exercise, conversion or exchange thereof, by (y) the total number of shares of Common Stock issuable upon exercise, conversion or exchange of such rights, options, warrants or convertible or exchangeable securities) that is less than the Applicable Percentage (as hereinafter defined) of the then current market price (determined as set forth below) per share of Common Stock in effect immediately prior to such sale and issuance, then Conversion Rate shall be adjusted such that the number of shares issuable upon conversion of a share of 1996 Preferred Stock shall be that number determined by multiplying the number of shares of Common Stock issuable upon conversion immediately prior to such adjustment by a fraction, the numerator of which is the total number of shares of Common Stock outstanding immediately after such sale or issuance and the denominator of which is an amount equal to the sum of (A) the number of shares of Common Stock outstanding immediately prior to such sale and issuance plus (B) the number of shares of Common Stock which the Adjusted Consideration Amount (as hereinafter defined) would purchase at the then current market price per share of Common Stock. As used herein, (i) the term "Applicable Percentage" shall mean 85%; provided, however, that if the shares of Common Stock, or rights, options, warrants or convertible or exchangeable securities, issued or sold by the Corporation are "restricted securities" within the meaning of Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), and the Corporation is not obligated to register such shares or other securities under the Securities Act for a period of at least one year from the date of issuance or sale thereof, the Applicable Percentage shall be 65% and (ii) the term "Adjusted Consideration Amount" shall mean the sum of (x) the aggregate consideration (determined as provided below) received by the Corporation for the issuance and sale of the shares of Common Stock and (y) a percentage equal to 100% less the Applicable Percentage, multiplied by the product of (1) the number of the number of shares of Common Stock issued or sold by the Corporation and (2) the current market price per share of Common Stock. For the purposes of such adjustments, the shares of Common Stock which the holder of any such rights, options, warrants or convertible or exchangeable securities shall be entitled to subscribe for or purchase shall be deemed to be issued and outstanding as of the date of the sale and issuance of the rights, warrants or convertible or exchangeable securities and the consideration received by the Corporation therefor shall be deemed to be the consideration received by the Corporation for such rights, options, warrants or convertible or exchangeable securities, plus the consideration or premiums stated in such rights, options, warrants or convertible or exchangeable securities to be paid for the shares of Common Stock issuable upon exercise, conversion or exchange thereof. In case the Corporation shall sell and issue shares of Common Stock or rights, options, warrants or convertible or exchangeable securities containing the right to subscribe for or purchase shares of Common Stock for a consideration consisting, in whole or in part, of property other than cash or its equivalent, then in determining the "price per share of Common Stock" for purposes of the first sentence of this subparagraph (iv), the Board of Directors of the Corporation shall determine, in good faith, the fair value of said property and such determination shall be set forth in a resolution of the Board of Directors. Such determination by the Board of Directors shall be binding on all holders of 1996 Preferred Stock in the absence of manifest error.

          (v) For purposes of any computation under this Section 5, the current market price per share of Common Stock on any date shall be deemed to be the average of the daily closing prices of the shares of Common Stock for the 10 consecutive trading days (as defined below) preceding the applicable record date. The closing price for each day shall be the last reported sales price or in case no such reported sale takes place on such day, the average of the closing bid and asked prices for such day, in each case on the principal national securities exchange on which the shares of Common Stock are listed or admitted to trading, or, if not listed or admitted to trading, the last sale price for the Common Stock as reported by the Nasdaq Stock Market, or if such last sale price is not so reported by the Nasdaq Stock Market or if no such sale takes place on such day, the mean between the closing bid and asked prices for the Common Stock as reported by the Nasdaq Stock Market. For the purpose of this subparagraph (v), trading day shall mean a day on which the securities exchange specified for purposes of this subparagraph (v) shall be open for business or, if the shares of Common Stock are not listed on any exchange for such period, a day with respect to which quotations of the character referred to in the next preceding sentence shall be reported.

          (vi) No adjustment in the Conversion Rate shall be required unless such adjustment would require an increase or decrease of at least 1% in such rate; provided, however, that any adjustments which by reason of this subparagraph (vi) are not required to be made shall be carried forward and cumulated with in any subsequent adjustment. All calculations under this
     Section 5 shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be.

          (vii) Whenever the Conversion Rate is adjusted as provided in any provision of this Section 5:

          (1) the Corporation shall compute the adjusted Conversion Rate in accordance with this Section 5 and shall prepare a certificate signed by the principal financial officer of the Corporation setting forth the adjusted Conversion Rate and showing in reasonable detail the facts upon which such adjustment is based, and such certificate shall forthwith be filed with the transfer agent of the 1996 Preferred Stock; and

          (2) a notice stating that the Conversion Rate has been adjusted and setting forth the adjusted Conversion Rate shall forthwith be mailed by the Corporation to all record holders of 1996 Preferred Stock at their last addresses as they shall appear in the stock transfer books of the Corporation.

          (viii) In the event that at any time, as a result of any adjustment made pursuant to this Section 5, the holder of any shares of 1996 Preferred Stock thereafter surrendered for conversion shall become entitled to receive any shares of the Corporation other than shares of Common Stock or to receive any other securities, the number of such other shares or securities so receivable upon conversion of any share of 1996 Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions contained in this Section 5 with respect to the Common Stock.

     (d) Reclassification, Consolidation, Merger or Sale of Assets. In case of any reclassification of the Common Stock, any consolidation of the Corporation with, or merger of the Corporation into, any other person, any merger of another person into the Corporation (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock of the Corporation), any sale or transfer of all or substantially all of the assets of the Corporation or any compulsory share exchange, pursuant to which share exchange the Common Stock is converted into other securities, cash or other property, then lawful provision shall be made as part of the terms of such transaction whereby the holder of each share of 1996 Preferred Stock then outstanding shall have the right thereafter, during the period such share shall be convertible, to convert such share only into the kind and amount of securities, cash and other property receivable upon such reclassification, consolidation, merger, sale, transfer or share exchange by a holder of the number of shares of Common Stock of the Corporation into which such share of 1996 Preferred Stock might have been converted immediately prior to such reclassification, consolidation, merger, sale, transfer or share exchange. The Corporation, the person formed by such consolidation or resulting from such merger or which acquires such assets or which acquires the Corporation's shares, as the case may be, shall make provisions to establish such right. The document making such provisions shall provide for adjustments which, for events subsequent to the effective date of such event, shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 5. The above provisions shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.

     (e) Reservation of Shares; Transfer Taxes; Etc. The Corporation shall at all times reserve and keep available, out of its authorized and unissued stock, solely for the purpose of effecting the conversion of the 1996 Preferred Stock, such number of shares of its Common Stock free of preemptive rights as shall from time to time be sufficient to the effect the conversion of all shares of 1996 Preferred Stock from time to time outstanding. The Corporation shall from time to time, in accordance with the laws of the State of Utah, increase the authorized number of shares of Common Stock if at any time the number of shares of Common Stock not outstanding shall not be sufficient to permit the conversion of all the then outstanding shares of 1996 Preferred Stock.

     If any shares of Common Stock required to be reserved for purposes of conversion of the 1996 Preferred Stock hereunder require registration with or approval of any governmental authority under any federal or state law before such shares may be issued upon conversion, the Corporation will in good faith and as expeditiously as possible endeavor to cause such shares to be duly registered or approved, as the case may be; provided, however, that, the Corporation shall not be required to (i) qualify to do business in any jurisdiction in which it would not be otherwise required to qualify but for the provisions of this subparagraph (e); (ii) consent to general service of process in any such jurisdiction; or (iii) subject itself to general taxation in any such jurisdiction.

     The Corporation shall pay any and all issue or other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of the 1996 Preferred Stock. The Corporation shall not, however, be required to pay any income taxes on any individual gain recognized by stockholders on such delivery or any tax which may be payable in respect of any transfer involved in the issue or delivery of Common Stock (or other securities or assets) in a name other than that in which the shares of 1996 Preferred Stock so converted were registered.

     Before taking any action which would cause an adjustment reducing the Conversion Rate, such that the effective conversion price (for all purposes an amount equal to $5.00 divided by the Conversion Rate applicable to one share of 1996 Preferred Stock as in effect at such time) would be below the then par value of the Common Stock, the Corporation shall take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at the Conversion Rate as so adjusted.

     (f)  Prior Notice of Certain Events.  In case:

          (i) the Corporation shall (1) declare any dividend (or any other distribution) on its Common Stock, other than (A) a dividend payable in shares of Common Stock or (B) a dividend payable in cash out of its retained earnings (excluding any special or nonrecurring or other extraordinary dividend) or (2) declare or authorize a redemption or repurchase of in excess of 10% of the then-outstanding shares of Common Stock; or

          (ii) the Corporation shall authorize the granting to the holders of Common Stock of rights or warrants to subscribe for or purchase any shares of stock of any class or of any other rights or warrants; or

          (iii) of any reclassification of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value), or of any consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation shall be required, or of the sale or transfer of all or substantially all of the assets of the Corporation or of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or other property; or

          (iv) of the voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then the Corporation shall cause to be filed with the transfer agent for the 1996 Preferred Stock, and shall cause to be mailed to the holders of record of the 1996 Preferred Stock, at their most recent addresses as they shall appear upon the stock transfer books of the Corporation, at least 15 days prior to the applicable record date hereinafter specified, a notice stating (x) the date on which a record (if any) is to be taken for the purpose of such dividend, distribution, redemption, repurchase or granting of rights or warrants, or if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, transfer, share exchange, dissolution, liquidation or winding up (but no failure to mail such notice or any defect therein or in the mailing thereof shall affect the validity of the corporate action required to be specified in such notice).

     (g) Other Changes in Conversion Rate. The Corporation from time to time may increase the Conversion Rate by any amount for any period of time if the period is at least 20 days and if the increase is irrevocable during the period. Whenever the Conversion Rate is so increased, the Corporation shall mail to holders of record of the 1996 Preferred Stock a notice of the increase at least 15 days before the date the increased Conversion Rate takes effect, and such notice shall state the increased Conversion Rate and the period it will be in effect.

     The Corporation may make such increases in the Conversion Rate, in addition to those required or allowed by this Section 5, as shall be determined by it, as evidenced by a resolution of the Board of Directors, to be advisable in order to avoid or diminish any income tax to holders of Common Stock resulting from any dividend or distribution of stock or issuance of rights or warrants to purchase or subscribe for stock or from any event treated as such for income tax purposes.

     6. Status of Acquired Shares. Shares of 1996 Preferred Stock redeemed by the Corporation, received upon conversion pursuant to Section 5 or otherwise acquired by the Corporation will be restored to the status of authorized but unissued shares of Preferred Stock, without designation as to series, and may thereafter be issued as shares of any one or more other series.

     7. Ranking. The 1996 Preferred Stock shall rank prior in right of payment to all classes or series of Junior Stock and shall rank pari passu in right of payment with all other classes or series of Senior Stock.

     8.   Voting.

     (a) Except as otherwise provided herein or as required by law or the Articles of Incorporation, the 1996 Preferred Stock shall not be entitled to vote such shares on any matter submitted to a vote of the stockholders of the Corporation.

     (b) In addition to any vote or consent of shareholders required by law or the Articles of Incorporation, the affirmative consent of the holders of all of the shares of 1996 Preferred Stock at the time outstanding shall be necessary for effecting or validating any of the following actions:

          (i) Any amendment, alteration or repeal of any of the provisions of the Articles of Incorporation (including without limitation this Designation of Rights, Privileges and Preferences of 1996 Series Preferred Stock) or the bylaws of the Corporation, which affects adversely the voting powers, preferences and relative, participating, optional and other special rights of the holders of shares of 1996 Preferred Stock;

          (ii) Any authorization or creation of any shares of any class or any security of any class or series ranking senior to shares of 1996 Preferred Stock with respect to the distribution of assets on any liquidation, dissolution, or winding up of the Corporation or in the payment of dividends;

          (iii) Any authorization or creation of any shares of any class or series ranking pari passu with shares of Senior Stock with respect to the distribution of assets on any liquidation, dissolution, or winding up of the Corporation or in the payment of dividends;

          (iv) Any increase in the authorized amount of any shares of any class or series of Senior Stock; or

          (v) Any decrease (other than by redemption or conversion) in the total number of authorized shares of 1996 Preferred Stock.

     (c) The rights of the holders of the 1996 Preferred Stock set forth in this Section 8 may be exercised at a special meeting of the holders of 1996 Preferred Stock, at any annual or special meeting of shareholders of the Corporation or by the written consent of the holders of 1996 Preferred Stock.

     IN WITNESS WHEREOF, EuroGas, Inc. has caused this Designation of Rights, Privileges and Preferences of 1996 Series Preferred Stock to be signed on its behalf by Paul Hinterthur, its President, and attested by Hank Blankenstein, its Secretary, this 12th day of July, 1996.


ATTEST:                                 EUROGAS, INC.


By     /s/ Hank Blankenstein            By     /s/ Paul Hinterthur
  Hank Blankenstein, Secretary            Paul Hinterthur, President


STATE OF UTAH       )
                    :ss
COUNTY OF SALT LAKE )

     On July 12, 1996, before me, the undersigned, a notary public in and for the above county and state, personally appeared Hank Blankenstein and Paul Hinterthur, who being by me duly sworn, did state, each for themselves, that he, Paul Hinterthur, is the president, and he Hank Blankenstein, is the secretary, of EuroGas, Inc., a Utah corporation, and that the foregoing Designation of Rights, Privileges and Preferences of 1996 Series Preferred Stock of EuroGas, Inc. was signed on behalf of such corporation by authority of a resolution of its board of directors, and that the statements contained therein are true.

     WITNESS MY HAND AND OFFICIAL SEAL.


                                   /s/ Linda Diaz Pia
[SEAL]                             Notary Public